Exhibit 99.1

For Immediate Release

Contact: Jim Stark, 800-295-1772, jstark@efji.com

Safavi Named President of EFJ, Inc.’s Secured Communications Division

Irving, TX – September 28, 2006 – EFJ, Inc. (NASDAQ: EFJI) announced today that it has appointed Mr. Massoud Safavi to the newly created position of President and Chief Operating Officer of the Company’s Secured Communications division effective October 1, 2006.

In this new position, Mr. Safavi will report to Mr. Jalbert, Chairman and CEO of EFJ, Inc. and will have the responsibility of leading the recently acquired 3e Technologies International (3eTI) located in Rockville, Maryland and Transcrypt International, located in Lincoln, Nebraska. Mr. Chih-Hsiang Li, President of 3eTI and Mr. Michael Kelley, Vice President and General Manager of Transcrypt will report to Mr. Safavi.

“I am pleased to have Massoud Safavi rejoin EFJ, Inc.,” said Michael E. Jalbert, Chairman and Chief Executive Officer of EFJ, Inc. “Massoud brings over a decade of experience in managing technology businesses and his operational and finance background will allow us to profitability grow our secured communications segment under his leadership,” Jalbert added.

Prior to Mr. Safavi’s appointment, Mr. Safavi served as President of IO Services, LLC, a strategic management consulting firm based in McLean, Virginia. Prior to IO Services, Mr. Safavi served as Senior Vice President, CFO, a member of the Board of EFJ, Inc and as Chief Operating Officer of Transcrypt International. Mr. Safavi holds an MBA from University of Chicago and also holds both a CPA and CMA designation.

About EFJ, Inc

EFJ, Inc. is the Irving, Texas based parent company to industry-leading secure wireless and private wireless solution businesses. EFJ, Inc. is home to 3e Technologies International; a leading provider of FIPS validated wireless data infrastructure and software with interoperable security; the EFJohnson Company, one of the first developers of Project 25 mobile communications products and solutions; and Transcrypt International, a leader in secure solutions to protect sensitive voice communications. For more information, visit http://www.efji.com.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, EFJ, Inc growing its business, demand for the company’s products and services, the timely procurement of necessary manufacturing components, dependence on continued funding of governmental agency programs, and other risks detailed in EFJ’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended December 31, 2005.. EFJ undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

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